Exhibit 10.3

January 11th, 2023

Tom Ohrt

Re:	Chief Financial Officer Offer

Dear Tom,

Vitro Bipharma (“Company”) is pleased to extend to you this conditional offer of employment to work in the full-time position of Chief Financial Officer. This offer and your employment relationship will be subject to the terms and conditions of this letter. This offer is contingent upon completion, to the Company’s satisfaction, of efforts to confirm your suitability for this position, which includes the pre- employment checks and reviews as described in this letter.

This position is Exempt and reports directly to Chris Furman, CEO. The location of the position is flexible outside of Colorado with the ability to participate via telephone and video conferencing with the expectation to be present in Colorado once every 6 weeks. The Company will cover the cost of travel. Pending satisfactory completion of our pre-employment checks, your anticipated start date is January 15, 2024. Please be advised that the main business address and telephone number for Vitro Biopharma is 4621 Technology Dr, Golden CO 80403.

Compensation and Benefits

Base Compensation: Should you decide to accept this offer, your initial annualized base salary will be $250,000.00 ($9,615.38 per pay period), and you will also receive Annual bonus based on performance. You will be paid on a bi-weekly basis, with installments payable In accordance with normal payroll cycles. You will receive your earned compensation at bank account on record. Your salary may be adjusted from time to time, including through increases, in the Company’s sole discretion.

This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked.

Other Compensation: In addition to your annual salary, your targeted performance bonus is $125,000 based on company goals. You will also be eligible to participate in the executive stock options plan which will include a one time grant in 2024. Once the company has completed is funding the executive options plan will be amended in early 2024. Once completed your options will be targeted to $200,000 per year. The foregoing compensation arrangements are subject to the terms and conditions established under any applicable plans and/or policies of the Company, as such may be amended from time to time, and, if applicable, subject to approval by the Compensation Committee.

Termination of Position

If Vitro Biopharma terminates your position for non-performance related reasons, you will be paid 1 year of base salary in 26 installments for the following 12 months.

Paid Time Off (PTO): You will be allotted 3 week(s) of vacation per year which you can begin to use immediately.

Carryover, if any, and payout of PTO upon termination, if any, will be governed by the Company’s paid time off policy in effect at the time of carryover and/or termination. the Company’s paid time off policy is subject to change at the Company’s discretion.

Benefits: Upon your acceptance of the offer, we will provide you with additional information regarding the employee benefits offered by the Company. In lieu of the expense the company would occur for health benefits, those proceeds will be paid in credits towards additional life benefits and base salary on a net basis.

Tax and Other Withholding: The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

Guidelines for Employment.

If you accept this offer and become an employee of the Company, you will be subject to our employment policies and employee code of conduct. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgment of receipt of the Employee Handbook and any applicable state supplement.

The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Further, the Company reserves the right to change any and all pay, benefits and/or other terms and conditions of employment at any time with or without advance notice. Except for the CEO and Board of Directors, no director, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Only the CEO and Board of Directors of the Company has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing elsewhere in this letter should be read to alter the at-will nature of your anticipated employment with the Company or to alter any other term in this paragraph.

Offer Contingencies

This offer is contingent upon the following:

●	Confirmation that you are not subject to any legal restrictions on your activities (see below)
●	Accepting this offer in writing by January 15, 2024

This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied

This letter and the enclosed documents constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by the Company’s CEO.

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Restrictions on Employment

By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Acceptance

This offer will remain open until January 15th, 2024. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date. Upon receipt of your signed acceptance of this offer letter, Chris Furman, CEO, will contact you to begin your on-boarding processes.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me at xxx-xxx-xxxx.

Sincerely,

Chris Furman, CEO

* * *

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgment and Acceptance of Terms:

/s/Tom Ohrt	Tom Ohrt	1/22/2024
Signature	Print Name	Date

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